Exhibit 10.14

HYTEK MICROSYSTEMS, INC.

400 Hot Springs Road

Carson City, Nevada 89706

February     , 2005

[-employee’s name/address-]

Re:	Severance Arrangements

Dear                             :

As you know, Hytek Microsystems, Inc., a California corporation (“we” or “Hytek”), has entered into an Agreement and Plan of Merger with Natel Engineering Company, Inc., a California corporation (“Natel”), pursuant to which Hytek will become a wholly-owned subsidiary of Natel if and when the merger is consummated (the “Merger”). We wish to take appropriate steps to reinforce and encourage your continued dedication to Hytek following the Merger. As used in this letter, the “First Year” means the first year after the consummation of the Merger and the “Second Year” means the second year after the consummation of the Merger.

Accordingly, but subject to the conditions stated in this letter, you will be entitled to the following severance:

•	If during the First Year either we terminate your employment without “Cause” or you resign after a “Salary Reduction,” (a) we will pay you an amount equal to weeks of your base wages (as in effect immediately following the Merger or immediately prior to termination, whichever is greater) (the “First Year Without Cause Payment”) and (b) we will provide you with health insurance coverage for a period of weeks pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (but you will be responsible to continue to pay the portion of the coverage for which you were responsible while employed).

•	if during the First Year you resign for “Good Reason,” we will pay you an amount equal to one-half of the First Year Without Cause Payment.

•	if during the Second Year either we terminate your employment without “Cause” or you resign after a “Salary Reduction,” (a) we will pay you an amount equal to weeks of your base wages (as in effect immediately following the Merger or immediately prior to termination, whichever is greater) (the “Second Year Without Cause Payment”) and (b) we will provide you with health insurance coverage for a period of weeks pursuant to COBRA (but you will be responsible to continue to pay the portion of the coverage for which you were responsible while employed).

•	if during the Second Year you resign for “Good Reason,” we will pay you an amount equal to one-half of the Second Year Without Cause Payment.

We will deduct and withhold from any severance any amounts we determine are required to be deducted and withheld for federal, state and local income and employment or other taxes.

You will not be entitled to the severance described in this letter if your employment terminates for any other reason, including if we terminate your employment for Cause or if you resign without Good Reason. For purposes of this letter, “Cause” means any of the following: (i) your commission of an act of fraud against Hytek or any of its business relations; (ii) your conviction of a felony; (ii) your material act of dishonesty towards Hytek or any of its business relations; (iii) your material failure to perform your duties to Hytek; (iv) your material breach of any of Hytek’s material employment policies, or (v) your inability due to a physical or mental impairment to substantially perform your material duties for a period of no less than 90 days, in the aggregate, in any twelve (12) month period, notwithstanding all reasonable accommodation required by law. For purposes of this letter, “Good Reason” means a material reduction following the Merger of your duties or responsibilities to Hytek relative to your duties or responsibilities to it as in effect prior to such reduction or series of reductions if more than one has occurred (but not including a “Salary Reduction”), unless such duties or responsibilities are restored in all material respects within thirty (30) days after the chief financial officer of Hytek has received from you a written notice identifying in reasonable detail the reduction or series of reductions to your duties or responsibilities and requesting that the duties or responsibilities be restored; provided that a reduction or series of reductions flowing from the fact that Hytek is no longer a reporting company under the Securities Exchange Act of 1934, as amended, or that certain of Hytek’s operations are conducted by its corporate parent (or an affiliate thereof) on Hytek’s behalf or have otherwise been discontinued shall not constitute Good Reason. For purposes of this letter, “Salary Reduction” means a reduction following the Merger of your base salary relative to your base salary as in effect immediately prior to the Merger (regardless of whether there has been any reduction of your duties or responsibilities to Hytek).

It shall be a condition to our obligation to provide you severance that you keep the terms of this letter confidential. It shall be a further condition to our obligation to provide you severance that you execute and deliver to us promptly following termination a general release in the form of Exhibit A attached hereto and that you do not exercise your right, if any, to revoke or rescind such general release or any part of it. Subject to the foregoing conditions and the other terms contained in this letter, we will pay you the cash portion of the severance in a lump sum, and we will commence providing you the health insurance coverage portion of the severance, in each case promptly following your delivery to us of the general release and, if applicable, the lapse of the revocation and rescission period.

Nothing in this letter is intended to confer upon you any right to continue in our employ or restrict our rights, which are hereby expressly reserved, to terminate your employment at any time for any reason, with or without cause.

Sincerely,

HYTEK MICROSYSTEMS, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

[signature]

[printed name]

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is executed and delivered as of                     , 2005 by the undersigned (“Employee”) to Hytek Microsystems, Inc., a California corporation (Employer”), pursuant to that certain letter agreement dated                     , 2005 between Employer and Employee (the “Severance Letter”).

For good and valuable consideration, Employee hereby agrees as follows:

1. Release.

1.1 Employee agrees (on behalf of himself and his Related Parties (as defined below)) to, and hereby does, generally release, remise and forever discharge Employer and its Related Parties from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent (“Claims”), relating to, arising out of or in any way connected with the prior dealings of any Employer Entity (as defined below) and Employee, including without limitation, Employee’s employment by any Employer Entity, from the beginning of time through the date hereof. “Employer Entity” means Employer, its successors and any direct or indirect parent or subsidiary (past or present) thereof. “Related Parties” of a person or entity means, his or its past, present or future corporate parents, subsidiaries, affiliates, shareholders, representatives, attorneys, agents, officers, directors, employees, successors and assigns.

1.2 Without limiting the scope of Section 1.1, Employee acknowledges that the release given by him in Section 1.1 includes any and all (i) Claims to compensation, salaries, wages, bonuses, commissions, overtime, monies, pay, allowances, benefits, right to purchase or actual purchase of shares of stock of the Employer Entity, sick pay, severance pay, paid leave benefits, penalties, interest, damages, and promises on any and all of the above, in each case except as otherwise expressly set forth in, but subject to the conditions of, the Severance Letter; (ii) Claims based on violations of the National Labor Relations Act, Title VII of the Civil Rights Act, the Americans With Disabilities Act of 1990, and the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985; (iii) Claims based on discrimination on the basis of national origin, sex, race, religion, age, disability, marital status; (iv) Claims based on breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, misrepresentation, negligent infliction of emotional distress, fraud, misrepresentation, defamation, interference with prospective economic advantage, failure to pay wages due or other monies owed; and (v) Claims based on any other violation of any local, state or federal law, constitution, regulation or ordinance and/or public policy, contract, or tort or common law claim having any bearing whatsoever on the terms and conditions and/or cessation of employment with any Employer Entities.

1.3 Without limiting the scope of Section 1.1, if Employee is age 40 or older, Employee acknowledges that the release given by him in Section 1.1 constitutes a knowing and

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voluntary waiver of any and all Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”).

1.4 Employee acknowledges that the consideration he is receiving for the releases given by him under this Section 1 is in excess of any consideration to which he would otherwise be entitled as a result of termination of his employment.

1.5 With respect to the matters released pursuant to this Section 1, Employee acknowledges that the laws of certain jurisdictions provide the following or similar limitations on the effect of general releases:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Employee acknowledges that such provisions are designed to protect a party from waiving claims which he does not know exist or may exist. Nonetheless, Employee hereby waives such provisions and agrees that such waiver is a material portion of the releases intended by Section 1.

EMPLOYEE FURTHER ACKNOWLEDGES THAT HE IS AWARE THAT HE MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE HE NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT IS THE INTENTION OF EMPLOYEE TO FULLY, FINALLY AND FOREVER SETTLE AND RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

2. Representations. Employee represents and warrants that he has not heretofore assigned, transferred or granted, or purported to assign, transfer or grant, any of the claims, demands and causes of action disposed of by this Release.

3. No Litigation. Employee agrees that such he shall not (i) institute a lawsuit, arbitration or other legal proceeding based upon, arising out of, or relating to any of the claims, demands and causes of action disposed of by this Release, (ii) participate, assist, or cooperate in any such proceeding, unless and to the extent required or compelled by law, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

4. Non-Disparagement. Employee agrees that he will not at any time, orally or in writing, expressly or impliedly, make any non-factual or disparaging statements or comments to any person with respect to Employer or its Related Parties.

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5. Right to Revoke Release. This Section 5 applies to Employee only if Employee is age 40 or above. The law requires that Employee be advised and Employer hereby advises Employee to consult with an attorney and discuss the releases given by Employee with respect to Claims under the ADEA, as amended by the OWBPA. Employee hereby acknowledges that he has consulted with an attorney or has declined to do so and that Employer has provided to Employee at least 21 days within which to review and consider the releases before executing this Release or Employee has waived such 21 day period. Employee understands that he may revoke the releases with respect to Claims under the ADEA, as amended by the OWBPA, for up to seven calendar days following the date hereof and that such releases shall not become effective or enforceable until the revocation period has expired. Employee agrees that such revocation must be in writing addressed to the attention of Employer’s President at its principal executive offices and received by Employer as so addressed not later than midnight on the seventh day following the date hereof. If Employee so revokes such releases, such releases shall not be effective or enforceable.

6. Construction. Whenever the context requires in this Release, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural.

IN WITNESS WHEREOF, Employee has executed and delivered this Release to Employer as of the date first above written.

[sign name]

[print name]

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